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                                                                   EXHIBIT 10.31

                              GUARANTOR AGREEMENT

         THIS GUARANTOR AGREEMENT (this "Agreement") is made and entered into on this 26th day of May, 1995 by and among Convention Center Boulevard Hotel, Limited, a Louisiana Partnership in Commendam (the "Partnership"), Wyndham Hotel Company Ltd., a Texas limited partnership ("Wyndham"), Darryl D. Berger ("Berger") and Roger H. Ogden ("Ogden").

         WHEREAS, certain entities affiliated with Wyndham, Berger and Ogden are partners (the "Partners") in the Partnership, which has been formed for the purpose of developing a hotel of approximately 200 rooms in New Orleans, Louisiana (the "Hotel");

         WHEREAS, the Partnership is governed by an Amended and Restated Agreement of Limited Partnership dated May 26, 1995 (the "Partnership Agreement");

         WHEREAS, the financing for the Hotel includes a $13,750,000 loan (the "FNBC Debt") from First National Bank of Commerce, New Orleans, Louisiana ("FNBC") pursuant to a Construction and Term Loan Agreement dated January 12, 1995 (as amended, the "FNBC Loan Agreement"), and Wyndham and Berger are delivering Guaranties in respect of the FNBC Debt (respectively, the "Wyndham Bank Guaranty" and the "Berger Bank Guaranty" and collectively, the "Bank Guaranties");

         WHEREAS, the Wyndham Bank Guaranty is limited to $875,000 in principal amount (which is subject to reduction as therein provided), and the Berger Bank Guaranty covers the entire amount of the FNBC Debt;

         WHEREAS, Berger and Ogden are also delivering to the Partnership a Guaranty in respect of the completion of construction of the Hotel (the "Completion Guaranty");

         WHEREAS, Wyndham is also entering into an FF&E and Technical Services Contract with the Partnership pursuant to which Wyndham guarantees that the cost of furniture, fixtures and equipment for the Hotel will be a fixed amount (the "FF&E Contract");

         WHEREAS, Wyndham has also entered into a Management Agreement (the "Management Agreement") with the Partnership which includes a provision pursuant to which Wyndham guarantees that the pre-opening expenses for the Hotel will not exceed $420,000 (the "Preopening-Guaranty" and together with the Completion Guaranty and the FF&E Contract, the "Other Guaranties");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

         1. Joint Responsibility Under Bank Guaranties. Pursuant to the Bank Guaranties, (i) Wyndham and Berger have liability together with respect to the first $1,750,000 reduction in principal amount of the FNBC Debt (the "Joint Exposure") and (ii) Berger is solely liable
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pursuant to the Berger Bank Guaranty with respect to the remainder of the FNBC
Debt. Wyndham's liability to the holder of the FNBC Debt is subject to the limit in the Wyndham Bank Guaranty, which is subject to reduction as therein provided. Wyndham and Berger agree that, as between them, they each have responsibility for fifty percent (50%) of amounts paid by them pursuant to the Bank Guaranties to the extent of the Joint Exposure. Accordingly, in the event either Wyndham or Berger pays more than fifty percent (50%) of the aggregate amount paid by both Wyndham and Berger with respect to the Joint Exposure, the party making the excess payment (the "Payment Guarantor") shall have a right of contribution against the other party (the "Contribution Guarantor") for such excess, which amount shall be payable within ten (10) days following demand by the Payment Guarantor. To the extent such contribution payment is made by the Contribution Guarantor when due, any Mortgage Contribution (as defined in the Partnership Agreement) that would otherwise be considered to have been made with respect to such payment on behalf of a Partner designated by the Payment Guarantor shall be deemed instead to have been made on behalf of a Partner designated by the Contribution Guarantor. Wyndham and Berger covenant and agree that neither of them will obtain or accept the benefits of any release of liability with respect to the Joint Exposure unless it results in a pro rata reduction of liability for each of Wyndham and Berger, except, in the case of Wyndham, as otherwise provided in Section 12.7 of the Management Agreement and
Section 3 of the Completion Guaranty.

         2. Mandatory Guaranty Payments. As more fully reflected therein, the Partnership Agreement contemplates that payments required on the FNBC Debt, other than regularly scheduled debt service and payments after the regularly scheduled maturity of the Term Loan (as defined in the FNBC Loan Agreement), ("Principal Reduction Payments") are to be funded directly and primarily by payments from Wyndham and Berger pursuant to the Bank Guaranties rather than by the Partnership or its Partners. If the holder of the FNBC Debt notifies the Partnership that the Maximum Principal Amount (as defined in the FNBC Loan Agreement is less than the principal balance of the Term Loan or such holder makes demand for a Principal Reduction Payment, then following demand by the Partnership or any Partner and prior to the commencement by the holder of the FNBC Debt of the exercise of any of its rights with respect to Partnership collateral by reason of an Event of Default thereunder, Wyndham (subject to the limits of the Wyndham Bank Guaranty) and Berger (subject to the limit hereinafter set forth) agree, as a direct and primary obligation, subject, however, to the provisions of paragraph 3 below, to make the required Principal Reduction Payments, with the responsibility as between them for such Payments being as set forth in paragraph 1 above. Notwithstanding the Berger Bank Guaranty, Berger shall not be required by this paragraph 2 to make Principal Reduction Payments in excess of $2,500,000 (including payments in respect of the portion of the Joint Exposure for which he is responsible), although his failure to make Principal Reduction Payments that would otherwise be required in the absence of such limitation shall nonetheless have the consequences set forth in Section 2.2(h) of the Partnership Agreement.

         3       Management Fee Refunds. Section 7.1 (d) of the Management
Agreement makes provision for refunds of Management Fees by Wyndham in order to cause the Debt Coverage Requirement under the FNBC Loan Agreement to be satisfied. The Management Agreement also provides that upon payment to Wyndham by Berger of all or any portion of a Proposed Refund





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Amount, Wyndham is obligated to make such refund and to assign to Berger its right to receive the resulting Contingent Fee under the Management Agreement. The term "Wyndham Portion", when used in this paragraph 3 with reference to a Proposed Refund Amount shall mean a fraction, the numerator of which is the amount of the Principal Reduction Payment for which Wyndham would be responsible under paragraphs 1 and 2 above by reason of the Debt Coverage Requirement in the absence of the Management Fee refund in question, and the denominator of which is total of such Principal Reduction Payments for which Wyndham and Berger would be responsible in the absence of such refund (computed without regard to the $2,500,000 limitation referred to in paragraph 2 above and excluding from such calculation any Principal Reduction Payment that would be owing notwithstanding the refund of the full Proposed Refund Amount). The term "Berger Portion" means the portion of a Proposed Refund Amount other than the Wyndham Portion. Notwithstanding anything to the contrary in paragraphs 1 and 2 above, (i) Wyndham may satisfy any obligation it would otherwise have under this Agreement to make a Principal Reduction Payment by reason of the Debt Coverage Requirement to the extent it refunds to the Partnership the Wyndham Portion of the Proposed Refund Amount, (ii) Berger may satisfy any obligation he would otherwise have under this Agreement to make a Principal Reduction Payment by reason of the Debt Coverage Requirement to the extent he pays to Wyndham the Berger Portion of the Proposed Refund Amount, and (iii) there shall be no right of contribution on the part of a Payment Guarantor to the extent a payment under a Bank Guaranty results from (x) in the case of Wyndham, the failure to refund the Wyndham Portion of a Proposed Refund Amount or (y) in the case of Berger, the failure of Berger to pay to Wyndham the Berger Portion of the Proposed Refund Amount. Terms used in this paragraph 3 and not otherwise defined in this Agreement shall have the meanings assigned to them in the Management Agreement.

         4. Rights and Remedies of Guarantors. Wyndham, Berger and Ogden agree that, with respect to the Partnership and the Partners, payments pursuant to the Bank Guaranties and the Other Guaranties shall be treated as provided in
Section 2.4(c) of the Partnership Agreement and the treatment therein provided, together with the rights under this Agreement, shall be in lieu of any other right or remedy that the party making the payment would otherwise have with respect to the Partnership or the Partners.

         5. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their permitted successors and assigns, and shall also inure to the benefit of the Partners. Nothing in this Agreement is intended to benefit any other person or entity, including any creditor.

         6. Notices. All notices and demands to be given hereunder shall be in writing and may be given by depositing the same in the United Sates mail addressed to the party to be notified, postpaid and registered or certified with return receipt requested, or by delivering the same in person to such party. Notice deposited in the mail in accordance with the provisions hereof shall be deemed to have been given on the fourth day next following the date postmarked on the envelope containing such notice, or when actually received, whichever is earlier. Notice given in any other manner shall be effective only if and when received by the party to be notified. All notices and demands to be given to the parties hereto shall be sent to or delivered at the addresses set forth below:





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        If to the Partnership:      Convention Center Boulevard Hotel, Limited
                                    Suite 3200
                                    2001 Ross Avenue
                                    Dallas, Texas 75201
                                    Attention: Susan Oelsen

        If to Wyndham:              Wyndham Hotel Company Ltd.
                                    Suite 2300
                                    2001 Bryan Street
                                    Dallas, Texas 75201
                                    Attention: Carla S. Moreland, Esq.

        with a copy to:             Locke Purnell Rain Harrell
                                    2200 Ross Avenue, Suite 2200
                                    Dallas, Texas 75201-6776
                                    Attention: M. Charles Jennings, Esq.

        If to Berger:               Mr. Darryl D. Berger
                                    100 Conti Street
                                    New Orleans, Louisiana 70130

        If to Ogden:                Mr. Roger H. Ogden
                                    460 Broadway
                                    New Orleans, Louisiana 70118

        with a copy to:             Stone, Pigman, Walther, Wittmann &
                                     Hutchinson, L.L.P.
                                    546 Carondelet
                                    New Orleans, Louisiana 70130
                                    Attention: Kay W. Eagan, Esq.


         By giving the other parties at least five (5) days written notice thereof, each party hereto shall have the right to change its address and specify as its new address for the purposes hereof any other address.

         7. Unenforceable Provisions. In the event any provision of this Agreement is declared or adjudged to be unenforceable or unlawful by any court or governmental authority, then such unenforceable or unlawful provision shall be excised herefrom, and the remainder of this Agreement, together with all rights and remedies granted thereby, shall continue and remain in full force and effect.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby.





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         9.      Governing Law. This Agreement shall be governed by and
construed under the laws of the State of Louisiana and, to the extent applicable, the laws of the United States of America.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         PARTNERSHIP:             CONVENTION CENTER BOULEVARD HOTEL,
                                  LIMITED, A LOUISIANA PARTNERSHIP IN
                                  COMMENDAM

                                  By:      Convention Center Boulevard Hotel,
                                           Inc., a Louisiana corporation,
                                           General Partner


                                  By: /s/ [ILLEGIBLE]
                                      ----------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:
                                            ----------------------------------




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         WYNDHAM:           WYNDHAM HOTEL COMPANY LTD.,
                            a Texas limited partnership

                            By: Wyndham Hotel Management Corporation, a
                                  Texas corporation, General Partner

                                  By: /s/ MICHAEL SILVERMAN
                                      ----------------------------------------
                                      Name: Michael Silverman
                                           -----------------------------------
                                      Title: Vice President
                                            ----------------------------------

         BERGER:            /s/ DARRYL D. BERGER
                            --------------------------------------------------
                            Darryl D. Berger

         OGDEN:             /s/ ROGER H. OGDEN
                            --------------------------------------------------
                            Roger H. Ogden




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